Exhibit 99.1

Vaughan Foods, Inc. Reports Third Quarter Operating Results

MOORE, Okla., November 11, 2010 — Vaughan Foods, Inc. (OTCBB:FOOD.OB), a regional leader in fresh-cut vegetables and fruit products, and a broad line of refrigerated prepared salads, sauces, soups, and side-dishes, today announced its operating results for the 3rd quarter ended September 30, 2010.

Vaughan recorded a net loss of $365,000, or $0.04 per share during the third quarter of 2010, compared with a net loss of $218,000, or $0.05 per share in the comparable quarter of 2009. Gross profit was 7.6 percent in the 3rd quarter compared with 8.2 percent in the year earlier quarter.

Net income for the nine months ended September 30, 2010 was $12,000 compared to a net loss of $466,000 or $0.10 per share in the same period of 2009 – a year-over-year turnaround of $0.5 million. Gross profit increased to 10.2 percent in the year-to-date period of 2010 compared to 8.9 percent in the same period of 2009.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) improved to $2.5 million in the nine months ended September 30, 2010 compared with $1.3 million in the period of 2009. The Company raised $1.7 million in net proceeds from new equity, decreased its outstanding accounts payable by $2.1 million, decreased short-term borrowings on its revolving line of credit by $0.4 million, and paid off long-term debt of $0.6 million.

“Following the second quarter report of the highest earnings since we became a public company, our third quarter gross margins were somewhat disappointing but the results were mostly in line with our expectations. The food business in general and Fresh Cut produce in particular, continue to operate in a highly challenging environment. In addition, the business is inherently uneven because of seasonality and the timing of marketing and product decisions by many of our customers. Our third quarter results are reflective of both factors,” said Herb Grimes, Chairman and CEO.

“Our diverse high quality product lines meet a growing market need and are instrumental in strengthening customer loyalty and in building solid new growth opportunities, as we continue expanding and seeking new sources of revenue.”

Investor Conference Call

Vaughan management will host an investor conference call on Friday, November 12, 2010 at 10:00 a.m. ET to discuss these results.

Interested parties should call (877) 353-0040 (domestic) or (970) 315-0529 (international) at least 5 minutes before the scheduled start time (no passcode required). You may also access this call via the Internet at:

http://www.vaughanfoods.com

For those who are unavailable to listen to the live broadcast, a replay will be available through December 2, 2010 and can be accessed by dialing (800) 642-1687 (domestic), and (706) 645-9291 (international). The conference ID is 23633800.

About Vaughan Foods, Inc.

Vaughan Foods is an integrated manufacturer and distributor of value-added, refrigerated foods. We are uniquely able to distribute fresh-cut produce items along with a full array of value-added refrigerated prepared foods multiple times per week. We sell to both food service and retail sectors. Our products consist of fresh-cut vegetables, fresh-cut fruits, salad kits, prepared salads, dips, spreads, soups, sauces and side dishes. Our primary manufacturing facility is in Moore, Oklahoma. Our soups and sauces are manufactured in our facility in Fort Worth, Texas.

Safe Harbor Statement

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, about the future performance of Vaughan Foods, Inc. based on Management’s assumptions and beliefs in light of information currently available to it. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Vaughan Foods, Inc., including: the customary risks experienced by food companies, such as prices for commodity and other inputs, industry and competitive conditions (all of which may be more unpredictable in light of continuing uncertainty in the United States economic environment), government regulations, food safety issues and product recalls affecting the company or the industry, labor relations, taxes, political instability and terrorism; unusual weather events, conditions or crop risks; and access to and cost of financing, among other things.

These and other risk factors are outlined in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Furthermore, Vaughan Foods, Inc. undertakes no obligation to update, amend or clarify forward-looking statements whether as a result of new information, future events, or otherwise.

Investor Relations Contact

Cameron Associates
Investor Contact:
Paul Henning
212-554-5462
Paul@cameronassoc.com

Vaughan Foods, Inc.
Consolidated Balance Sheets
(dollars in thousands)

	September 30, 2010	December 31, 2009

Assets
Current assets:
Cash and cash equivalents	$—	$—
Cash receipts subject to account control agreement	502	523
Accounts receivable, net of allowance for credit losses of $56,375 at September 30, 2010 and $106,375 at December 31, 2009	5,798	5,312
Inventories	2,953	3,055
Prepaid expenses and other assets	208	211
Deferred tax assets	300	265

Total current assets	9,761	9,366

Restricted assets:
Cash	528	528
Investments	930	541

Total restricted assets	1,458	1,069
Property and equipment, net	15,109	15,797
Other assets:
Loan origination fees, net of amortization	309	422
Intangible assets	54	77
Deferred tax assets, noncurrent	2,552	2,656

Total assets	$29,243	$29,387

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,015	$8,432
Disbursements in transit	1,536	1,270
Line of credit	1,920	2,322
Note payable to former owners of Allisons Gourmet Kitchens, LP	29	876
Accrued liabilities	1,637	1,393
Current portion of long-term debt	1,011	1,138
Current portion of capital lease obligation	—	94

Total current liabilities	13,148	15,525

Long term liabilities:
Long-term debt, net of current portion	6,606	6,944
Note payable to former owners of Allisons Gourmet Kitchens, LP, net of current portion	812	—
Deferred gain on sale of assets	17	43

Total long-term liabilities	7,435	6,987

Total stockholders’ equity	8,660	6,875

Total liabilities and stockholders’ equity	$29,243	$29,387

Vaughan Foods, Inc.
Consolidated Statements of Operations
(dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,

Net sales	$23,287	$24,107	$71,208	$73,892
Cost of sales	21,513	22,123	63,923	67,310

Gross profit	1,774	1,984	7,285	6,582
Selling, general and administrative	2,146	2,067	6,543	6,552

Operating income	(372)	(83)	742	30
Interest expense	(214)	(306)	(691)	(822)
Other income, net	8	9	29	15

Income (loss) before income taxes	(578)	(380)	80	(777)
Income tax expense (benefit)	(213)	(162)	68	(311)

Net income (loss)	$(365)	$(218)	$12	$(466)

Weighted average shares outstanding - basic	9,380,577	4,623,077	8,439,533	4,623,077

Net income (loss) per share - basic	$(0.04)	$(0.05)	$0.00	$(0.10)

Vaughan Foods, Inc.
Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2010 and 2010
(dollars in thousands)

	Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$12	$(466)
Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,932	1,477
Provision for credit losses	(50)	(9)
(Gain) loss on sale of asset	(29)	(15)
Stock option expense	67	66
Deferred income taxes	68	(310)
Changes in operating assets and liabilities:
Accounts receivable	(436)	51
Inventories	102	(194)
Prepaid expenses and other assets	2	(56)
Accounts payable	(2,125)	259
Disbursements in transit	266	430
Accrued liabilities	244	231

Net cash provided by operating activities	53	1,464

Cash flows from investing activities:
Purchases of property and equipment	(357)	(366)
Proceeds from sale of assets	20	5
Investments in Restricted assets	(389)	(868)

Net cash (used by) investing activities	(726)	(1,229)

Cash flows from financing activities:
Payments of loan origination fees	(58)	(221)
Proceeds from stock issue	1,706	—
Proceeds from line of credit	—	1,336
Repayments of line of credit	(402)	—
Cash receipts subject to account control agreement	21	(833)
Repayment of notes payable to former owners of Allison’s Gourmet Kitchens, LP	(35)	(7)
Proceeds from notes issued to former owners of Allison’s Gourmet Kitchens, LP	—	80
Repayment of long-term debt and capital leases	(559)	(590)

Net cash (used by) financing activities	673	(235)

Net increase (decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—
Cash and cash equivalents at end of period	$—	$—

Supplemental disclosures of cash flow information:
Cash paid during the period for Interest paid, net of capitalized interest	$475	$575
Issuance of warrants in connection with revolving line of credit	—	74
Issuance of warrants in connection with private placement of common stock	220	—
Software development costs, financed through accounts payable	709

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